Exhibit 99.1

Media Contact:

Tim Deighton

Regions Bank

205-264-4551

Regions Financial Corporation Announces $350 Million Common Stock Repurchase Program

BIRMINGHAM, Ala. – March 19, 2013 – The Regions Financial Corporation (NYSE:RF) Board of Directors has authorized an equity repurchase program for up to $350 million of the company’s common stock. This action is a component of the company’s capital plan that was not objected to by the Federal Reserve as part of its 2013 Comprehensive Capital Analysis and Review (CCAR).

The authority granted under the repurchase program expires on March 31, 2014. The timing and exact amount of common stock repurchases will depend on various factors, including market conditions, the company’s capital position and internal capital generation. The repurchase program does not include specific price targets, may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

About Regions Financial Corporation Regions Financial Corporation, with $121 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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